Joint Filing Agreement
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Vaughan Foods, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 3rd day of April 2009.

TAYLOR FAMILY INVESTMENTS, LLC
By:	/s/ Bruce C. Taylor
	Name:	Bruce C. Taylor
	Title:	Manager

BRUCE C. TAYLOR
/s/ Bruce C. Taylor
Bruce C. Taylor